Exhibit (d)(25)

FEE REDUCTION COMMITMENT

This FEE REDUCTION COMMITMENT is made as of February 25, 2005 by GOLDMAN SACHS ASSET MANAGEMENT, L.P. (“GSAM”) and GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL (“GSAMI” and, together with GSAM, the “Advisers”).

          WHEREAS, Goldman Sachs Trust (“GST”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

          WHEREAS, GSAM serves as the investment adviser to the Government Income Fund of GST and GSAMI serves as the investment adviser to the Global Income Fund of GST (each a “Fund”), pursuant to a Management Agreement dated April 30, 1997, as amended, and a related Assumption Agreement by and between Goldman, Sachs & Co. and GSAM (together, the “Management Agreement”);

          WHEREAS, the Advisers desire to reduce permanently their contractual fee rates under the Management Agreement for the Funds; and

          WHEREAS, the Advisers represent that the quality and quantity of their services under the Management Agreement will not be affected by this commitment and that their obligations under the Management Agreement will remain unchanged in all respects.

          NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, the Advisers, intending to be legally bound, agree as follows:

     1. Effective the date hereof, the Advisers reduce permanently their contractual fee rates under the Management Agreement for the Funds as follows:

For all services to be rendered and payments made pursuant to the Management Agreement, GST on behalf of the Government Income Fund and Global Income Fund, respectively, will pay to the applicable Adviser each month a fee at an annual rate equal to the percentage of the average daily net assets of such Fund set forth below with respect to such Fund:

FUND	ANNUAL FEE RATE
Government Income Fund	0.54%
Global Income Fund	0.65%

The “average daily net assets” of each Fund shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the 1940 Act and regulations promulgated thereunder.

     2. Any future amendment to increase or otherwise reinstate the contractual fee rates under the Management Agreement for the Funds as in effect prior to the date hereof must be approved by the shareholders of the affected Fund(s) as and to the extent required by the 1940 Act.

     3. This Fee Reduction Commitment shall be attached to and made a part of the Management Agreement.

     4. The Management Agreement shall continue in full force and effect as modified hereby.

          IN WITNESS WHEREOF, GSAM and GSAMI have caused this instrument to be executed by their officers designated below as of the day and year first above written.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

		By:	/s/ Howard B. Surloff

(Authorized Officer)

		Name:	Howard B. Surloff

		Title	Managing Director

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

		By:	/s/ Howard B. Surloff

(Authorized Officer)

		Name:	Howard B. Surloff

		Title	Managing Director

Accepted and Agreed as of the Date First Set Forth Above: GOLDMAN SACHS TRUST

By:	/s/ Howard B. Surloff

Name:	Howard B. Surloff

Title:	Secretary